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                                                      FOR IMMEDIATE RELEASE

Contact:  Tom Herrick
          Investor Relations
          (805) 685-9880

                   MIRAVANT RECEIVES FDA APPROVABLE LETTER FOR
                       SnET2 PDT FOR MACULAR DEGENERATION

SANTA BARBARA, Calif., September 30, 2004 - Miravant Medical Technologies (OTCBB: MRVT), a pharmaceutical development company specializing in photodynamic therapy (PDT), today announced that the U.S. Food and Drug Administration (FDA) has issued an approvable letter for its proprietary drug SnET2. The letter outlines the conditions for final marketing approval, which includes a request for an additional confirmatory clinical trial. SnET2 PDT is a drug-and-light procedure that is being developed to slow the progression of wet age-related macular degeneration (AMD), the leading cause of blindness in older adults.

Gary S. Kledzik, Ph.D., chairman and chief executive officer, stated, "We are pleased with the approvable designation, which reflects positively on the results achieved in phase III clinical trials. The Company will work with the FDA to address the issues needed for final approval. We expect that this guidance, coupled with the knowledge we have gained about wet AMD through the phase III studies, should enable us to efficiently fulfill the requirements. We remain committed to serve the large elderly population with wet AMD, and we again thank the investigators and patients who participated in these important clinical trials."

SnET2 intended to stabilize vision loss

It is estimated that over the next five years, 1.35 million people within the U.S. will develop wet AMD, with similar numbers outside the U.S. A debilitating eye disease, wet AMD is characterized by the growth of abnormal blood vessels (choroidal neovascularization, or CNV) at the back of the eye. The lesions leak fluid and blood that can lead to severe loss of central vision. SnET2 PDT uses a light-activated drug designed to selectively destroy the leaking vessels and stabilize vision loss.

CNV lesions are made up of classic and/or occult components, and it is important that new treatments address both of these components. In the phase III clinical trials, SnET2 showed benefit in a range of CNV lesions, regardless of the percent classic component or presence of occult component.

About Miravant

Miravant Medical Technologies specializes in the development of pharmaceuticals and devices for photoselective medicine, developing its proprietary PhotoPoint photodynamic therapy (PDT) for large potential markets in ophthalmology, dermatology, cardiovascular disease and oncology. PhotoPoint PDT uses light-activated drugs to selectively target diseased cells and blood vessels.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended, including but not limited to those by Dr. Kledzik and other statements about the potential use and benefits of SnET2 to treat wet AMD; the ability to address and complete all conditions for final FDA approval of SnET2 and/or the laser light device; the ability to expeditiously and efficiently fulfill the clinical requirements for approval; the potential for FDA approval to treat the entire range of classic AMD lesions; and development programs for large potential markets in ophthalmology, dermatology, cardiovascular disease and oncology, and relate to our future plans, objectives, expectations and intentions. Our actual results may differ materially from those described in these statements. For instance, the occurrence of one or more of the following may cause our results to differ from our plans: the Company's operating capital may not be sufficient to continue some or all of its development programs; conduct additional large scale clinical trials of SnET2; complete the NDA review process or continue as a going concern; potential future funding may not be available when needed if at all or under terms acceptable to the Company; the Company may not meet the covenants of the December 2002 Debt Agreement, the August 2003 Convertible Debt and Warrant Purchase Agreement or the February 2004 Debt Agreement, which would give the holders under these agreements the right to call outstanding debt immediately due and payable; the Company may not achieve certain milestones required to receive future investments under the Collaboration Agreement with Guidant; the Company may be unable to resolve all issues and conditions associated with the NDA and/or the Premarket Approval application (PMA) for the laser light device; the Company may be unable to conduct additional clinical trials in a timely manner or provide clinical data sufficient for FDA approval; the FDA may require further studies before granting marketing approval, or may limit labeling claims, or may not grant marketing approval at all; even if approved, the Company may not have the necessary resources or corporate partnering relationship(s) to commercialize SnET2 and the degree of acceptance of SnET2 cannot be guaranteed; the Company may decide not to or may be unable to further develop its PhotoPoint drugs in ophthalmology, dermatology, cardiovascular disease and/or oncology; the Company may not be able to demonstrate the safety or efficacy of its drugs in development or achieve their regulatory approvals; and/or partnering discussions may not progress or may not provide the funding and support the Company needs. For a discussion of additional important risk factors that may cause our results to differ from those described above, please refer to our annual report on Form 10-K for the year ended December 31, 2003, our quarterly reports on Form 10-Q for the quarters ended March 31 and June 30, 2004, and other quarterly and periodic reports filed with the Securities and Exchange Commission. Our products require regulatory approval before marketing, sales or clinical use. PhotoPoint(R) is a registered trademark of Miravant Medical Technologies.

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